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                                                                     EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
NAB Asset Corporation:

  We consent to incorporation by reference in the Registration Statements (No. 33-41700 and No. 33-41701) on Forms S-8 of NAB Asset Corporation of our report dated March 28, 1997, relating to the consolidated balance sheets of NAB Asset Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of NAB Asset Corporation.

                                          KPMG Peat Marwick LLP

Orange County, California
March 28, 1997